Exhibit 8.1

ATTORNEYS AT LAW

Corporate Center Three at International Plaza
4221 W. Boy Scout Boulevard | Suite 1000
Tampa, Florida 33607-5780
P.O. Box 3239 | Tampa, Florida 33601-3239
813.223.7000 | fax 813.229.4133
www.carltonfields.com

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March 28, 2019

International Money Express, Inc.
9480 South Dixie Highway
Miami, Florida 33156

Re: International Money Express, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We are United States tax counsel to International Money Express, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the registration statement on Form S-4 to be filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement is being filed in connection with (i) the proposed offer to holders of the Company’s public and private warrants issued in connection with and concurrently with the FinTech IPO (together, the “Warrants”) to exchange such Warrants for 0.201 shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”), plus $1.12 in cash for each Warrant (together with any amendments, supplements or extensions thereof, the “Offer”) and (ii) solicitations of consents from the holders of Warrants to amend that certain warrant agreement, dated as of January 19, 2017, by and between the Company and Continental Stock Transfer & Trust Company that governs all of the Warrants to permit the Company to require that each outstanding Warrant that is not tendered pursuant to the Offer be converted into a combination of 0.181 shares of Common Stock and $1.00 in cash, in each case upon the terms and subject to the conditions set forth in the prospectus/offer to exchange, which forms part of the Registration Statement and the related letter of transmittal.

Capitalized terms not otherwise defined herein shall have the same meanings attributed to such terms in the Registration Statement.

Carlton Fields, P.A.
Carlton Fields, P.A. practices law in California through Carlton Fields, LLP.

You have requested our opinion concerning the discussion set forth in the section entitled “The Offer and Consent Solicitation — Material U.S. Federal Income Tax Consequences” in the Registration Statement. In providing this opinion, we have assumed (without any independent investigation or review thereof) that:

a. Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

b. All factual representations, warranties and statements made or agreed to by the parties to the Registration Statement and other documents relating to the Offer, are true and accurate as of the date hereof; and

c. The description of the Offer in the Registration Statement is accurate, the Offer will be consummated in accordance with such description, without any waiver or breach of any material provision thereof, and the Offer will be effective under applicable corporate law.

This opinion is based on current provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), the United States Treasury regulations promulgated thereunder, and the interpretation of the Code and such regulations by the courts and the Internal Revenue Service, as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion, or any inaccuracy in the facts or assumptions on which we have relied, could adversely affect our conclusion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed as to any transactions other than the Offer, or any matter other than those specifically covered by this opinion.

Based upon the foregoing, we confirm that the statements set forth in the Registration Statement under the heading “The Offer and Consent Solicitation — Material U.S. Federal Income Tax Consequences” accurately summarize the matters described therein in all material respects, and except to the extent stated otherwise therein, are our opinion, subject to the assumptions, qualifications and limitations stated herein and therein.

This opinion is furnished to you solely for use in connection with the Registration Statement. This opinion is based on facts and circumstances existing on the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

CARLTON FIELDS, P.A.

By:	/s/ Larry Kemm
Larry Kemm